UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2026

Ocean Capital Acquisition Corporation

(Exact name of registrant as specified in its charter)

British Virgin Islands	001-43334	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1209 Orange Street

Wilmington, DE 19801

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (323) 242-0766

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one ordinary share, one right, and one redeemable warrant	OCACU	New York Stock Exchange
Ordinary shares, par value $0.0001 per share	OCAC	New York Stock Exchange
Rights, each entitling the holder to receive one ordinary share upon the consummation of a business combination	OCACR	New York Stock Exchange
Warrants, each exercisable for one ordinary share	OCACW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

Mr. Hin Wing (Simon) Wong

On August 14, 2026, Mr. Hin Wing (Simon) Wong (“Mr. Wong”) resigned as a director of the board of directors (the “Board”) of Ocean Capital Acquisition Corporation (the “Company”), effective immediately. Mr. Wong’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Mr. Wong for his service on the Board and valuable contributions to the Company.

Dr. Hiu Man (Elliott) Cheng

On August 14, 2026, Dr. Hiu Man (Elliott) Cheng (“Dr. Cheng”) resigned as a director of the Board of the Company and as Chairperson of each of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee of the Board, effective immediately. Dr. Cheng’s resignation did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company thanks Dr. Cheng for his service on the Board and valuable contributions to the Company.

Appointment of Director

Mr. Wei-Chieh Hao

On August 16, 2026, the Board appointed Mr. Wei-Chieh Hao (“Mr. Hao”) to serve as an independent director and Chairperson of each of the Corporate Governance and Nominating Committee and the Compensation Committee of the Board, effective immediately.

Mr. Hao has more than 25 years of experience in asset management and financial services. He has served as an Executive Director and Responsible Officer of Meyer Capital Group Limited since 2017. Prior to joining Meyer Capital Group Limited, Mr. Hao served as a Responsible Officer of Innovest Asset Management Limited from 2015 to 2017 and as an Executive Director and Responsible Officer of Ever-Long Capital Management Limited from 2014 to 2015. Earlier in his career, he held senior positions at Guoyuan Asset Management (Hong Kong) Limited and Jimei Asset Management Limited. Mr. Hao founded Temujin Global Asset Management Ltd in 2008 and served as its Managing Director until 2009. During the same period, he also served as a Non-Executive Director of Temujin International Investments Ltd, a Hong Kong-listed company. Mr. Hao holds an MBA in Communication Management from Shih Hsin University and also completed programs at Peking University HSBC Business School. Mr. Hao also holds various professional qualifications in securities and financial planning and has passed HKSI Licensing Examination Papers 1 and 6.

There are no arrangements or understandings between Mr. Hao and any other persons pursuant to which he was appointed as a director of the Board. There are no family relationships between Mr. Hao and any other director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Mr. Richard T. Betts

On August 18, 2026, the Board appointed Mr. Richard T. Betts (“Mr. Betts”) to serve as an independent director and Chairperson of the Audit Committee of the Board, effective immediately.

Mr. Betts has more than 20 years of experience in financial auditing, sustainability, climate change and transformation. He is the founder and managing director of RZB Ltd, a sustainability advisory firm that he founded in 2024. Mr. Betts served as a Director of Sustainability at Deloitte in Copenhagen in 2025 and as a Partner in Corporate Sustainability and Climate Change at ERM UK from 2023 to 2024. From 2021 to 2023, he served as a Partner and Associate Partner in Climate Change and Sustainability Services at EY UK. He served as Director of Sustainability Services at KPMG Turkey from 2019 to 2021 and as Director and Senior Manager of Climate Change and Sustainability Services at EY Turkey from 2013 to 2019. Mr. Betts also worked in financial audit and climate change and sustainability services at KPMG UK from 2004 to 2013. Mr. Betts is a Fellow Chartered Accountant of the Institute of Chartered Accountants in England and Wales and holds an MPhil in Earth Sciences from the University of Cambridge and a BSc (Hons) in Geography from the University of Exeter.

There are no arrangements or understandings between Mr. Betts and any other persons pursuant to which he was appointed as a director of the Board. There are no family relationships between Mr. Betts and any other director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description
10.1	Independent Director Agreement, dated as of August 16, 2026, between Ocean Capital Acquisition Corporation and Wei-Chieh Hao
10.2	Independent Director Agreement, dated as of August 18, 2026, between Ocean Capital Acquisition Corporation and Richard T. Betts
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN CAPITAL ACQUISITION CORPORATION

Date: August 19, 2026	By:	/s/ Kin (Stephen) Sze
	Name:	Kin (Stephen) Sze
	Title:	Chief Executive Officer

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